Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF
VYNE THERAPEUTICS INC.

Pursuant to Section 151(g) of
the General Corporation Law of the
State of Delaware

VYNE THERAPEUTICS INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Corporation’s (i) Amended and Restated Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on January 26, 2018, (i) Certificate of Amendment was filed in the Office of the Secretary of State of the State of Delaware on September 4, 2020, February 12, 2021 and July 19, 2021, and (iii) Certificate of Designation of Series A Convertible Preferred Stock was filed in the Office of the Secretary of State of the State of Delaware on November 14, 2022 (together, the “Amended and Restated Certificate of Incorporation”), which authorizes the issuance of 3,000 shares of a series of Preferred Stock designated as Series A Convertible Preferred Stock, par value $0.0001 per share, (the “Series A Preferred Stock”):

SECOND: The Board of Directors of the Corporation (the “Board”), previously authorized, and the Corporation redeemed all issued and outstanding shares of the Series A Preferred Stock, which constituted all authorized shares of the Series A Preferred Stock, and the Board has also authorized the retirement of the Series A Preferred Stock.

THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board adopted the following resolutions:

Resolved, that all shares of Series A Preferred Stock are hereby retired and upon the effective date hereof none of the authorized shares of such series of Series A Preferred Stock will be outstanding and no shares of such series thereafter will be issued; and

Resolved Further, that the officers of the Corporation are authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the Series A Preferred Stock in the Amended and Restated Certificate of Incorporation, as amended, of the Corporation shall be eliminated and the shares of Series A Preferred Stock so redeemed and retired shall resume the status of authorized and unissued shares of Preferred Stock of the Corporation, without designation as to series.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Amended and Restated Certificate of Incorporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be duly executed in its corporate name as of the 17th day of January, 2023.

VYNE THERAPEUTICS INC.

By:	/s/ David Domzalski
Name:	David Domzalski
Title:	President and Chief Executive Officer